For Immediate Release

FORWARD INDUSTRIES TO APPEAL NASDAQ DELISTING NOTICE

Pompano Beach, FL, October 24, 2002 -Forward Industries, Inc. (Nasdaq:FORD) today announced that it would appeal a Nasdaq Staff Determination to delist the Company's shares from the Nasdaq SmallCap Market effective November 1, 2002.  The Nasdaq staff cited the Company's inability to maintain a minimum bid price of $1.00 for the Company's common stock as the reason for its decision.

Forward has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff's determination.  The hearing date will be determined by Nasdaq, but the Company anticipates a hearing in approximately 45 days.  Forward's common stock will continue to be traded on The NasdaqSmallCap Market pending the outcome of the hearing.

If Forward's appeal is denied, its common stock will be delisted from The NasdaqSmallCap Market.  In that event, the Company may choose to have its common stock traded on the OTC Bulletin Board's electronic quotation system or another quotation system or exchange on which the Company's shares would qualify.  There can be no assurance that the Company's request for continued listing on The NasdaqSmallCap Market will be granted.

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones, laptop computers and home medical equipment.  The Company sells its products directly to original equipment manufacturers and recently began marketing a line of Carry Solutions under the "Motorola" brand name. Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any interest or obligations to update these forward-looking statements.

CONTACT: Forward Industries, Inc. Jerome E. Ball, CEO (954) 419-9544	-or-	INVESTOR RELATIONS COUNSEL The Equity Group Inc. Loren Mortman (212) 836-9604 lmortman@equityny.com www.theequitygroup.com

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